KPMG AG
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CH-8004 Zurich	CH-8026 Zurich	Fax +41 58 249 44 29
Internet www.kpmglegal.ch

Garmin Ltd.	Contact	Jörg Kilchmann
Mühlentalstrasse 2	Phone	+4158 249 35 73
8200 Schaffhausen	e-mail	jkilchmann@kpmg.com
	Our reference	Kj

Zurich, 5 June 2013

Garmin Ltd. (the "Company") - Form S-8 Registration Statement regarding the Garmin Ltd. 2005 Equity Incentive Plan

Ladies and Gentlemen,

We have been asked to render this opinion in our capacity as Swiss counsel to the Company in connection with the filing of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), with the United States Securities and Exchange Commission for up to 4,500,000 registered shares of CHF 10.00 par value each of the Company (the "Registered Shares") to be issued out of the Company's conditional share capital pursuant to the Company’s Garmin Ltd. 2005 Equity Incentive Plan (the "Plan").

A. Documents Examined

For the purpose of this opinion, we have reviewed and relied on copies of the following documents:

(a) a certified extract from the journal of the Commercial Register of the Canton of Schaffhausen regarding the Company certified as May 31, 2013;

(b) a copy of the current notarized articles of association of the Company dated June 27, 2010 (the "Articles of Association"), as certified on February 23, 2012;

(c) a copy of the resolution of the general meeting of the shareholders of the Company of June 27, 2010, regarding the authorization of conditional capital for the issuance of up to 104,038,709 Registered Shares through the exercise of option rights which are granted to employees and / or members of the board of directors of the Company or group companies (the "Conditional Capital").

(d) a confirmation in writing of Mr Andrew Etkind, Vice President, General Counsel & Secretary of the Company, dated June 5, 2013, that the Company has not issued as of June 5, 2013, any Registered Shares out of the Conditional Capital.

Except as stated above, we have not, for the purposes of this opinion, examined any other contract, instrument or other document affecting or relating to the above mentioned documents.

KPMG AG/SA, a Swiss corporation, is a subsidiary of KPMG Holding AG/SA, which is a subsidiary of KPMG Europe LLP and a member of the KPMG network of independent firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss legal entity.

B. Searches

For the purpose of giving this opinion we have caused to be made in the Commercial Register of the Canton of Schaffhausen on June 4, 2013 a company search for any pending corporate actions with respect to the Company, to the exclusion of any other searches or inquiries.

C. Assumptions

In giving this opinion, we have assumed:

(a) the genuineness of all signatures;

(b) the authenticity and completeness of all documents submitted to us as originals;

(c) the conformity to original documents of all documents submitted to us as certified copies or photocopies and the authenticity and completeness of the original documents where certified copies or photocopies have been submitted;

(d) the conformity to original documents and the completeness of all documents received by us by facsimile transmission and the authenticity of the originals of such documents;

(e) the due authority of the parties authenticating such documents;

(f) the legal capacity of all natural persons;

(g) that all corporate actions required to be taken for the authorization and issue of the Registered Shares have been validly and sufficiently taken by the board of directors or the shareholders of the Company, and that such corporate actions have not been amended, cancelled or revoked;

(h) that no laws other than those of Switzerland would affect any of the conclusions stated in this opinion; and

(i) that all certificates and other documents which we have examined or on which we have expressed reliance remain accurate, in force and unrevoked, and that no additional matters would have been disclosed by a company search at the Commercial Register of the Canton of Schaffhausen if carried out since the carrying out of the searches referred to above.

In rendering our opinion, we have relied, to the extent we deem necessary and proper, on warranties and representations as to certain factual matters contained in the above mentioned documents. We have no actual knowledge of any material inaccuracies in any of the facts stated in such documents.

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D. Opinion

Based on the foregoing, and subject to the limitations and qualifications made herein, we are of the following opinion:

(a) The Company is a corporation duly incorporated and validly existing under the laws of Switzerland with all requisite corporate power and authority to enter into, to perform and to conduct its business as described in the Articles of Association.

(b) The resolution of the general meeting of the shareholders of the Company of June 27, 2010 regarding the authorization of the Conditional Capital as reflected in the Articles of Association provide the Company with the authority to issue up to 4,500,000 Registered Shares in connection with the Plan without further shareholder approval.

(c) The Registered Shares that may be issued from the Conditional Capital, if and when such Registered Shares are issued pursuant to the Plan, will, after the issue price which shall be at least equal to the nominal amount for such Registered Shares has been paid-up in cash, be validly issued, fully paid-up to their nominal value and non-assessable ("keine Nachschusspflicht"). The shareholders of the Company who do not exercise option rights pursuant to the Plan will have no personal liability to pay the Registered Shares up to their nominal value in their capacity as shareholders of the Company.

E. Qualifications

This opinion is subject to the following qualifications:

(a) A company search is not capable of revealing whether a winding-up petition has been presented; a notice of a winding-up order or of the appointment of a receiver may not be filed immediately at the Commercial Register; in addition, there may be administrative delays at the Commercial Register after submission of notices for filing.

(b) The opinion expressed in the present letter is only made at the date thereof and cannot be relied upon for events, changes in law or new enactments of law which occur subsequent to the issuance of this letter. We undertake no obligation to update such opinion in connection with events occurring or coming to our attention after the date hereof.

(c) Except as explicitly stated herein, we express no opinion in relation to the factual nature of any undertaking, representation or warranty contained in any of the documents reviewed, nor upon the commercial terms of the transactions contemplated thereby.

(d) In rendering the foregoing opinion we are opining on the matters herein referred to only insofar as they are governed by the laws of Switzerland as currently in effect. We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Switzerland.

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In this opinion, Swiss legal concepts are expressed in English terms and not in their original German, French or Italian terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising thereunder will be governed by Swiss law and be brought before a Swiss court.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.

This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Registered Shares by the Company as described in the Registration Statement and is not to be relied upon in respect of any other matter.

Yours truly,

KPMG AG

/s/ Jörg Kilchmann	/s/ Therese Amstutz

Jörg Kilchmann	Therese Amstutz
Attorney-at-Law	Attorney-at-Law

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